Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in Form S-1 of our reports dated June 3, 2005 and April 10, 2003 relating to the consolidated financial statements of Cornwall Group, Inc. and Subsidiaries for the years ended December 31, 2004, 2003, 2002 and 2001, and to the reference in the Prospectus and the registration statement to Rachlin Cohen & Holtz LLP as experts in accounting and auditing.

/s/ Rachlin Cohen & Holtz LLP
RACHLIN COHEN & HOLTZ LLP

Fort Lauderdale, Florida

January 31, 2006

Rachlin Cohen & Holtz LLP

450 East Las Olas Boulevard  •  Suite 950  •  Fort Lauderdale, Florida 33301  •  Phone 954.525.1040  •  Fax 954.525.2004  •  www.rachlin.com

An independent Member of Baker Tilly International

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